Exhibit 99.1

Heritage Reports First Quarter 2022 Results

Clearwater, FL – May 5, 2022: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, today reported first quarter of 2022 financial results.

First Quarter 2022 Results

•	First quarter net loss of $30.8 million or $1.15 per diluted share, up from a net loss of $5.1 million or $0.19 per diluted share in the prior year quarter due to higher weather losses.

•	Net combined ratio of 129.5%, up from 107.7% in the prior year quarter.

•	Net loss ratio of 91.6%, 22.7 points higher from the prior year quarter, driven by higher weather losses.

•

Net current accident year weather losses of $63.8 million, up substantially from $31.4 million in the prior year quarter. Current accident year weather losses include $45.0 million of net current accident quarter catastrophe losses, up from $15.4 million in the prior year quarter, and $18.8 million of other weather losses, up from $16.1 million in the prior year quarter.

•	Net expense ratio of 37.9%, down 0.9 points from the prior year quarter.

•

Premiums-in-force of $1.2 billion, up 4.7% year-over-year, with the increase primarily stemming from rate increases, which exceeds our increase in total insured value (“TIV”) of only 1.0% and a 5.5% decline in policies-in-force over the same period reflecting selective underwriting.

•

Our efforts to increasingly diversify business outside Florida and into markets in the Northeast, Mid-Atlantic, West and Pacific regions have resulted in the following reductions in Florida: a 17.8% reduction in policies in force, a 15.4% reduction of TIV and a 4.9% reduction in premiums in force year-over-year.

•	Gross premiums earned of $287.4 million, up 6.3% from $270.4 million in the prior year quarter, reflecting higher gross premiums written over the last twelve months.

•

Gross premiums written of $283.2 million, up 3.3% from the prior year quarter, with intentional exposure-management and re-underwriting efforts resulting in a 4.0% reduction in Florida, offset by growth of 11.4% in other regions.

•	Total capital returned to shareholders of $6.7 million, reflecting $0.06 per share regular quarterly dividend and repurchase of shares.

•	Continued execution of Heritage’s diversification strategy, with 74.0% of TIV outside of Florida, up from 69.0% as of first quarter 2021.

“Rate and form changes implemented throughout the book of business over the last 18 months, coupled with geographic diversification, as well as more restrictive underwriting for new and renewal business, have positively impacted our portfolio by improving the quality of our book of business,” said Heritage CEO Ernie Garateix. “Our 2022 renewals for homeowners’ policies written in the voluntary market are averaging a 21% higher premium over the prior year, while our Florida TIV is down by 15% as we shift more personal lines business from the state to Heritage’s other growth markets. Our commercial residential program continues to be profitable. We continue to deselect business that is not performing and to seek rate increases to address higher loss costs. While we are pleased with this progress, work remains to be done and we are committed to accelerating the changes we believe are necessary to achieve our target returns.”

Capital Management

Heritage’s Board of Directors declared a quarterly cash dividend of $0.06 per share on the Company’s common stock. The dividend will be paid on July 5, 2022 to shareholders of record as of June 14, 2022.

In first quarter 2022, the Company, repurchased 721,118 shares for $5.0 million at an average price of $6.93 per share.

Results of Operations

The following table summarizes results of operations for the three months ended March 31, 2022 and 2021 (amounts in thousands, except percentages and per share amounts):

	Three Months Ended March 31,
	2022	2021	Change
Total revenues	$158,608	$147,243	7.7%
Net loss	$(30,759)	$(5,148)	497.5%
Per Share	$(1.15)	$(0.19)	NM

Book value per share	$10.7	$15.3	(30.4)%
Return on equity	(39.4)%	(4.7)%	(34.6	)pts

Underwriting summary
Gross premiums written	$283,196	$274,181	3.3%
Gross premiums earned	$287,368	$270,411	6.3%
Ceded premiums	$(134,439)	$(128,212)	4.9%
Net premiums earned	$152,929	$142,199	7.5%

Ceded premium ratio	46.8%	47.4%	(0.6	)pts

Ratios to Net Premiums Earned:
Loss ratio	91.6%	68.9%	22.7	pts
Expense ratio	37.9%	38.8%	(0.9	)pts
Combined ratio	129.5%	107.7%	21.8	pts

*	Return on equity represents annualized net income for the period divided by average stockholders’ equity during the period.

Note: Percentages and sums in the table may not recalculate precisely due to rounding.

NM – not meaningful

Ratios

Ceded premium ratio represents ceded premiums as a percentage of gross premiums earned.

Net loss ratio represents net losses and loss adjustment expenses (“LAE”) as a percentage of net premiums earned.

Net expense ratio represents policy acquisition costs (“PAC”) and general and administrative (“G&A”) expenses as a percentage of net premiums earned. Ceding commission income is reported as a reduction of PAC and G&A expenses.

Net combined ratio represents the sum of net losses and LAE, PAC and G&A expenses as a percentage of net premiums earned. The net combined ratio is a key measure of underwriting performance traditionally used in the property and casualty industry. A net combined ratio under 100% generally reflects profitable underwriting results.

Quarterly Financial Results

First quarter 2022 net loss was $30.8 million, versus a net loss of $5.1 million in the prior year quarter. The year-over-year change stems from a larger underwriting loss driven by higher weather-related losses, partly offset by an increase in total revenue of $11.4 million over the prior year quarter.

Gross premiums written were $283.2 million, up 3.3% year-over-year, reflecting a 4.0% exposure management related reduction in Florida that was offset by 11.4% growth in other states. Rate increases meaningfully benefited written premiums throughout the book of business.

Premiums-in-force were $1.2 billion in first quarter 2022, up 4.7% from first quarter 2021, while policies-in-force were down 5.5%, with the delta largely stemming from rate increases.

Gross premiums earned were $287.4 million in first quarter 2022, up 6.3% from $270.4 million in the prior year quarter. The increase reflects higher gross premiums written over the last twelve months.

The ceded premium ratio was 46.8% in first quarter 2022, down 0.6 points from 47.4% in the prior year quarter. The decrease primarily stems from gross premiums earned growth outpacing ceded premium growth.

The net loss ratio was 91.6% in first quarter 2022, up 22.7 points from 68.9% in the prior year quarter. The increase primarily stems from a higher current accident year weather net loss ratio and the impact of loss development, partly offset by a lower attritional loss ratio on new business.

The net expense ratio was 37.9% in first quarter 2022, down 0.9 points from 38.8% in the prior year quarter. The decrease primarily stems from a lower G&A expense ratio.

The net combined ratio was 129.5% in first quarter 2022, up 21.8 points from 107.7% in the prior year quarter. The increase stems from a higher net loss ratio, partly offset by a slightly lower expense ratios, as described above.

Book Value Analysis

Book value per share decreased to $10.65 at March 31, 2022, down 16.9% from fourth quarter 2021. The decrease from December 31, 2021 is attributable to both underwriting losses in the first quarter 2022 coupled with unrealized losses on the Company’s available-for-sale fixed income securities portfolio. The unrealized losses were unrelated to credit risk but were primarily due to the sharp first-quarter decline in bond prices in a higher interest rate environment.

Book Value Per Share	As Of
	March 31, 2022	December 31, 2021	March 31, 2021
Numerator:
Common stockholders’ equity	$281,766	$343,051	$427,448
Denominator:
Total Shares Outstanding	$26,444,720	$26,753,511	$27,904,923

Book Value Per Common Share	$10.65	$12.82	$15.32

Conference Call Details:

Friday, May 6, 2022– 9:30 a.m. ET

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to http://investors.heritagepci.com/. This webcast will be archived and accessible on the Company’s website.

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share amounts)

	March 31, 2022	December 31, 2021
ASSETS	(unaudited)
Fixed maturities, available-for-sale, at fair value	$673,511	$669,354
Equity securities, at fair value	1,417	1,415
Other investments, net	14,561	23,929

Total investments	689,489	694,698
Cash and cash equivalents	286,170	359,337
Restricted cash	7,416	5,415
Accrued investment income	3,290	3,167
Premiums receivable, net	74,512	71,925
Reinsurance recoverable on paid and unpaid claims, net	288,779	269,391
Prepaid reinsurance premiums	178,565	265,873
Income tax receivable	1,365	11,739
Deferred income tax asset, net	12,451	—
Deferred policy acquisition costs, net	90,641	93,881
Property and equipment, net	17,144	17,426
Right-of-use lease asset, net	26,963	27,753
Intangibles, net	54,338	55,926
Goodwill	91,959	91,959
Other assets	13,314	12,272

Total Assets	$1,836,396	$1,980,762

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$588,420	$590,166
Unearned premiums	586,236	590,419
Reinsurance payable	116,218	191,728
Long-term debt, net	123,689	120,757
Deferred income tax liability, net	—	9,426
Advance premiums	39,167	24,504
Accrued compensation	5,770	8,014
Lease liability	30,475	31,172
Accounts payable and other liabilities	64,655	71,525

Total Liabilities	$1,554,630	$1,637,711

Stockholders’ Equity:
Common stock, $0.0001 par value	3	3
Additional paid-in capital	333,213	332,797
Accumulated other comprehensive income, net of taxes	(28,894)	(4,573)
Treasury stock, at cost	(128,557)	(123,557)
Retained earnings	106,001	138,381

Total Stockholders’ Equity	281,766	343,051

Total Liabilities and Stockholders’ Equity	$1,836,396	$1,980,762

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Statements of Operations and Other Comprehensive Loss

(Amounts in thousands, except share amounts)

(Unaudited)

	For the Three Months Ended March 31,
	2022	2021
REVENUES:
Gross premiums written	$283,196	$274,181
Change in gross unearned premiums	4,172	(3,770)

Gross premiums earned	287,368	270,411
Ceded premiums	(134,439)	(128,212)

Net premiums earned	152,929	142,199
Net investment income	2,000	1,293
Net realized (losses) gains	(16)	80
Other revenue	3,695	3,671

Total revenues	158,608	147,243
EXPENSES:
Losses and loss adjustment expenses	140,038	97,909
Policy acquisition costs, net	38,257	35,366
General and administrative expenses, net	19,724	19,800

Total expenses	198,019	153,075

Operating Loss	(39,411)	(5,832)
Interest expense, net	1,972	1,878

Loss before income taxes	(41,383)	(7,710)

Benefit for income taxes	(10,624)	(2,562)

Net loss	$(30,759)	$(5,148)

OTHER COMPREHENSIVE LOSS
Change in net unrealized losses on investments	(31,770)	(10,597)
Reclassification adjustment for net realized investment losses (gains)	16	(80)
Income tax benefit related to items of other comprehensive loss	7,433	2,475

Total comprehensive loss	$(55,080)	$(13,350)

Weighted average shares outstanding
Basic	26,787,379	27,827,804

Diluted	26,787,379	27,827,804

Loss per share
Basic	$(1.15)	$(0.19)
Diluted	$(1.15)	$(0.19)

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements relating to the impact of our strategic initiatives on our future financial results, including our risk diversification and selective underwriting strategies. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s underwriting and profitability initiatives; the continued and potentially prolonged impact of the COVID-19 pandemic on the economy, demand for our products and our operations; inflation and other changes in economic conditions (including changes in interest rates and financial and real estate markets), including as a result of the COVID-19 pandemic; the impact of macroeconomic and geopolitical conditions, including the impact of supply chain constraints, inflationary pressures, labor availability and the conflict between Russia and Ukraine; the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission on March 14, 2022 and subsequent filings. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

Kirk Lusk

Chief Financial Officer

klusk@heritagepci.com

investors@heritagepci.com

Mike Houston and Jeff Schoenborn

Lambert

HRTG@lambert.com